Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and the related Prospectus of Solitario Exploration & Royalty Corp. for the registration of up to 1,624,748 shares of common stock and to the incorporation by reference therein of our report dated March 12, 2012, with respect to the consolidated financial statements and to the internal control over financial reporting of Solitario Exploration & Royalty Corp. included in its Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ehrhardt Keefe Steiner & Hottman PC

August 31, 2012

Denver, Colorado